Exhibit 99.1

Contacts: James Frates Chief Financial Officer Alkermes, Inc. (617) 494-0171

Rebecca Peterson Vice President, Corporate Communications Alkermes, Inc. (617) 583-6378
ALKERMES REPORTS FINANCIAL RESULTS FOR FISCAL 2008 AND
PROVIDES FINANCIAL EXPECTATIONS FOR FISCAL 2009
— Company Reports Strong Financial Performance with Record Net Income of $167 million for Fiscal 2008 —
— Company Expects Increased Revenues from RISPERDAL® CONSTA® and
Positive Cash Flows from Operations in Fiscal 2009 —
Cambridge, MA, May 22, 2008 — Alkermes, Inc. (NASDAQ: ALKS) today reported financial results for its fiscal year ended March 31, 2008. Financial highlights for the year include the following:
▪	Record GAAP net income of $167.0 million.

▪	Manufacturing and royalty revenues from RISPERDAL® CONSTA® of $124.6 million. Worldwide sales of RISPERDAL CONSTA by Janssen, Division of Ortho-McNeil-Janssen Pharmaceuticals, Inc. (Janssen - Cilag outside the U.S.) were approximately $1.2 billion in fiscal 2008, a 27 percent increase over sales of RISPERDAL CONSTA in fiscal 2007.

▪	Repurchase of 7.0 million shares of common stock for $93.4 million as part of an ongoing stock repurchase program.

▪	Strong financial position, with cash and total investments of $460.4 million.
“We are very proud of our financial results for fiscal 2008. The foundation of our business is strong and enables us to invest in our pipeline while also continuing our stock repurchase program,” commented James Frates, chief financial officer of Alkermes. “In fiscal 2009, we will continue to both generate cash and invest in our growing pipeline.”
Key operating results for fiscal 2008 include the following:
▪	Net income was $167.0 million or a basic earnings per share of $1.66 and diluted earnings per share of $1.62, including $19.4 million in share-based compensation expense, compared to a net income of $9.4 million or a basic earnings per share of $0.10 and diluted earnings per share of $0.09 for fiscal 2007. Net income for the year included $174.6 million from the sale of the company’s stake in Reliant Pharmaceuticals, Inc. and $3.3 million of associated taxes, as well as restructuring and impairment charges of $18.1 million related primarily to the decision by Eli Lilly and Company (Lilly) to terminate the AIR® Insulin program.

▪	Pro forma net income was $31.8 million or a basic earnings per share of $0.32 and diluted earnings per share of $0.31, compared to a pro forma net income of $37.9 million or a basic earnings per share of $0.38 and diluted earnings per share of $0.37 for fiscal 2007.
Alkermes is providing pro forma results as a complement to reported results. The pro forma net income excludes certain noncash or nonrecurring items, and Alkermes’ management believes these pro forma measures help to indicate underlying trends in the company’s ongoing operations. The reconciliation between pro forma and reported diluted earnings per share for fiscal 2008 and fiscal 2007 is provided in the following table:

		Income			Net Change in
		from Sale			Fair Value of	Reported
	Pro Forma	of Stake in	Share-Based	Restructuring and	Warrants and	Diluted
	Diluted	Reliant, Net	Compensation	Impairment	Derivative	Earnings per
	Earnings	of Taxes	Expense	Charges	Loss on Notes	Share
FY 2008	$0.31	$1.66	$(0.19)	$(0.18)	$0.01	$1.62
FY 2007	$0.37	—	$(0.27)	—	$(0.01)	$0.09
Note: Amounts may not sum due to rounding.

Revenues
▪	Total revenues for fiscal 2008 were $240.7 million, compared to $240.0 million for fiscal 2007.

▪	Total manufacturing revenues for fiscal 2008 were $101.7 million, consisting of $95.2 million for RISPERDAL CONSTA and $6.5 million for VIVITROL®, compared to $105.4 million for fiscal 2007, consisting of $88.6 million for RISPERDAL CONSTA and $16.8 million for VIVITROL.

▪	Royalty revenues for fiscal 2008 were $29.5 million based on RISPERDAL CONSTA sales of $1.2 billion, compared to $23.2 million based on RISPERDAL CONSTA sales of $924.2 million for fiscal 2007.

▪	Research and development revenue under collaborative arrangements for fiscal 2008 was $89.5 million, compared to $74.5 million for fiscal 2007.

▪	Net collaborative profit for fiscal 2008 was $20.0 million, compared to $36.9 million for fiscal 2007. Gross sales of VIVITROL for fiscal 2008 were $18.0 million, compared to $6.5 million for fiscal 2007.
Costs and Expenses
▪	Cost of goods manufactured for fiscal 2008 was $40.7 million, of which $34.8 million related to RISPERDAL CONSTA and $5.9 million related to VIVITROL, compared to $45.2 million for fiscal 2007, of which $29.9 million related to RISPERDAL CONSTA and $15.3 million related to VIVITROL.

▪	Research and development (R&D) expenses for fiscal 2008 were $125.3 million, compared to $117.3 million for fiscal 2007.

▪	Selling, general and administrative (SG&A) expenses for fiscal 2008 were $59.5 million, compared to $66.4 million for fiscal 2007.

▪	Share-based compensation expense (included in the expenses above) for fiscal 2008 was $19.4 million, of which $1.8 million related to cost of goods manufactured, $7.0 million related to R&D expenses and $10.6 million related to SG&A expenses. Share-based compensation expense for fiscal 2007 was $27.7 million, of which $2.7 million related to cost of goods manufactured, $8.6 million related to R&D expenses and $16.4 million related to SG&A expenses.

▪	Impairment expense for fiscal 2008 was $11.6 million and was incurred due to Lilly’s decision to terminate the AIR Insulin program. The assets included in the impairment charge were dedicated to the AIR Insulin program.

▪	Restructuring expenses for fiscal 2008 were $6.4 million, consisting of a charge of $6.9 million related to Lilly’s decision to terminate the AIR Insulin program, partially offset by the reversal of $0.5 million related to a previous restructuring accrual.

▪	Interest income for fiscal 2008 was $17.8 million, compared to $17.7 million for fiscal 2007. Interest expense for fiscal 2008 was $16.4 million, compared to $17.7 million for fiscal 2007.

▪	Income tax expense for fiscal 2008 was $5.9 million, compared to $1.1 million for fiscal 2007.
At March 31, 2008, Alkermes had cash and total investments of $460.4 million, compared to $516.6 million at December 31, 2007 and $357.5 million at March 31, 2007.
Recent Highlights
▪	RISPERDAL CONSTA data presented at the American Psychiatric Association Annual Meeting. Fourteen posters related to RISPERDAL CONSTA were presented at the American Psychiatric Association (APA) 161st Annual Meeting, including data from a 24-month, open-label study in 710 patients showing that the time to relapse was significantly longer for patients treated with RISPERDAL CONSTA (607 days) compared to patients treated with quetiapine (533 days), p<0.0001. Both RISPERDAL CONSTA and quetiapine had generally comparable safety profiles.

▪	Supplemental new drug application for RISPERDAL CONSTA submitted to U.S. Food and Drug Administration. Alkermes’ partner, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD), submitted a Supplemental New Drug Application (sNDA) for RISPERDAL CONSTA to the U.S. Food and Drug Administration (FDA) seeking approval for adjunctive maintenance treatment to delay the occurrence of mood episodes in patients with frequently relapsing bipolar disorder (FRBD).

▪	Accelerated stock repurchase program completed. During the fourth quarter of fiscal 2008, Alkermes concluded the $60 million accelerated stock repurchase program announced in February 2008. Under the program, the company repurchased 4.7 million shares of common stock.

▪	New drug application for VIVITROL submitted in Russia. Alkermes’ collaborator, Cilag GmbH International, a subsidiary of Johnson & Johnson, submitted a new drug application to the Russian regulatory authorities. In December 2007, the companies signed an agreement to commercialize VIVITROL for the treatment of alcohol dependence in Russia and other countries in the Commonwealth of Independent States.
Financial Expectations for Fiscal 2009
The following outlines Alkermes’ financial expectations for the fiscal year ending March 31, 2009. These financial expectations include the impact of share-based compensation expense. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause Alkermes’ actual results to differ materially from its expectations, please see the risk factors provided at the end of this press release.
▪	Revenues: The company expects total revenues for fiscal 2009 to range from $175 to $200 million.

▪	The company expects total manufacturing revenues to range from $113 to $125 million. The expected manufacturing revenues for RISPERDAL CONSTA range from $106 to $114 million and are based on a purchase forecast from Janssen. The expected manufacturing revenues for VIVITROL range from $7 to $11 million and are based on the latest expectations with respect to manufacturing volumes in fiscal 2009. End-market gross sales of VIVITROL are expected to range from $25 to $35 million. The company is continuing to work toward its goal of reaching break-even on the product in collaboration with Cephalon, Inc (Cephalon). Both Janssen and Cephalon have the right to change the timing and amount of their purchases. Alkermes’ revenue estimates are also dependent upon its ability to manufacture sufficient quantities of RISPERDAL CONSTA and VIVITROL to meet its partners’ estimates.

▪	The company expects royalty revenues from RISPERDAL CONSTA to range from $32 to $35 million and no significant changes in exchange rates. This expectation assumes continued sales growth in the U.S. and around the world. Alkermes relies on sales projections received from Janssen to determine royalty revenue expectations and such projections are subject to change. RISPERDAL CONSTA sales are dependent on Janssen.

▪	The company expects research and development revenues to range from $20 to $25 million. Research and development revenues, which are received from Alkermes’ corporate partners, can fluctuate as these partners may terminate or change the scope and timing of the programs at any time.

▪	The company expects net collaborative profit to range from $10 to $15 million. This expectation reflects the recognition of milestone revenue related to the license provided by the company to Cephalon and sharing the net profit or loss earned on the product. Spending on the VIVITROL program is approved jointly by Alkermes and Cephalon and is subject to change at any time.

▪	Cost of Goods Manufactured: The company expects total cost of goods manufactured to range from $40 to $50 million. The expected cost of goods manufactured related to RISPERDAL CONSTA range from $35 to $40 million. The expected cost of goods manufactured related to VIVITROL range from $5 to $10 million. These costs are estimated based on projected orders from Janssen and Cephalon and are based on the company’s historical manufacturing yields. Margins on RISPERDAL CONSTA are dependent on many factors and may fluctuate. Orders from Janssen and Cephalon are subject to change at any time.

▪	Research and Development Expenses: The company expects R&D expenses to range from $95 to $100 million. These expectations reflect the company’s continuing efforts to advance its product candidates toward commercialization. There are no expenses related to the development of AIR Insulin following the termination of the program by Lilly.

▪	Selling, General and Administrative Expenses: The company expects SG&A expenses to range from $55 to $60 million.

▪	Operating Loss: The company expects operating loss to range from $10 to $15 million.

▪	Net Interest and Income Taxes: The company expects interest income will offset interest expense and that the company will not pay income taxes due to the generation of a taxable loss in fiscal 2009.

▪	Net Loss: The company expects net loss to range from $10 to $15 million, or a basic and diluted loss per share of approximately $0.10 to $0.16 per share. The basic loss per share is based on an estimated 95 million weighted average shares outstanding for fiscal 2009.

▪	Cash Flow from Operations: The company expects positive cash flow from operations to range from $1 to $5 million in fiscal 2009.

▪	SFAS 123R: The company has included share-based compensation expense in the expense expectations provided. The company expects to recognize this expense within cost of goods manufactured, R&D expenses and SG&A expenses in the approximate ratio of 10%, 35% and 55%, respectively. Based on the company’s expectation with respect to fiscal 2009 stock grants and the estimates used to value such grants, the company expects share-based compensation expense to be in the range of $15 to $20 million or $0.16 to $0.21 per share for fiscal 2009.
Conference Call
Alkermes will host a conference call at 4:30 p.m. EDT on Thursday, May 22, 2008 to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing 1-866-847-7861 for domestic callers and 1-703-639-1428 for international callers. The conference call ID number is 1237335. In addition, a replay of the conference call will be available from 7:30 p.m. EDT on Thursday, May 22, 2008 through 5:00 p.m. EDT on Wednesday, May 28, 2008, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 1237335. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website, which will be available shortly following the conference call and will be available until May 28, 2008.

About Alkermes
Alkermes, Inc., a biotechnology company committed to developing innovative medicines to improve patients’ lives, manufactures RISPERDAL® CONSTA® for schizophrenia and developed and manufactures VIVITROL® for alcohol dependence. Alkermes’ robust pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Cambridge, Massachusetts, Alkermes has research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results; the successful manufacture and commercialization of VIVITROL and RISPERDAL CONSTA; continued revenue growth from RISPERDAL CONSTA; and the successful continuation of development activities for the company’s programs. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether the company will achieve the financial expectations provided; whether the company can continue to manufacture RISPERDAL CONSTA and VIVITROL on a commercial scale, economically or in sufficient quantities to supply the market; whether VIVITROL will be commercialized successfully by Alkermes and its partner, Cephalon; whether RISPERDAL CONSTA will continue to be commercialized successfully by its partner Janssen; whether the company is able to successfully and efficiently scale up and manufacture its product candidates; whether advancement of the company’s partnered product candidates will be delayed due to actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control; the outcome of clinical and preclinical work the company and its partners are pursuing; decisions by the FDA or foreign regulatory authorities regarding the company’s product candidates; potential changes in cost, scope and duration of clinical trials; and whether RISPERDAL CONSTA, VIVITROL and the company’s product candidates, in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post-approval studies or require removal of its products from the market. For further information with respect to factors that could cause the company’s actual results to differ materially from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
(tables follow)
VIVITROL® is a registered trademark of Cephalon, Inc.; RISPERDAL® CONSTA® is a registered trademark of Janssen-Cilag group of companies.

Alkermes, Inc. and Subsidiaries
Selected Financial Information

	Year	Year
	Ended	Ended
Consolidated Statements of Income	March 31,	March 31,
(In thousands, except per share data)	2008	2007

Revenues:
Manufacturing revenues	$101,700	$105,416
Royalty revenues	29,457	23,151
Research and development revenue under collaborative arrangements	89,510	74,483
Net collaborative profit	20,050	36,915

Total Revenues	240,717	239,965

Expenses:
Cost of goods manufactured	40,677	45,209
Research and development	125,268	117,315
Selling, general and administrative	59,508	66,399
Impairment of long-lived assets	11,630	—
Restructuring	6,423	—

Total Expenses	243,506	228,923

Operating (Loss) Income	(2,789)	11,042

Other Income (Expense):
Gain on sale of investment in Reliant Pharmaceuticals, Inc.	174,631	—
Interest income	17,834	17,707
Interest expense	(16,370)	(17,725)
Other expense	(476)	(481)

Total Other Income (Expense)	175,619	(499)

Income Before Income Taxes	172,830	10,543

Income Taxes	(5,851)	(1,098)

Net Income	$166,979	$9,445

Earnings per Common Share:
Basic	$1.66	$0.10

Diluted	$1.62	$0.09

Weighted Average Number of Common Shares Outstanding (GAAP and Pro Forma):
Basic	100,742	99,242

Diluted	102,923	103,351

Pro Forma Reconciliation:
Net Income — GAAP	$166,979	$9,445
Share-based compensation expense	19,445	27,687
Impairment of long-lived assets	11,630	—
Restructuring	6,423	—
Gain on sale of investment in Reliant Pharmaceuticals, Inc. (net of income taxes)	(171,294)	—
Net (increase) decrease in the fair value of warrants	(1,423)	743

Net Income — Pro Forma	$31,760	$37,875

Pro Forma Earnings per Common Share:
Basic	$0.32	$0.38

Diluted	$0.31	$0.37

Condensed Consolidated Balance Sheets	March 31,	March 31,
(In thousands)	2008	2007

Cash, cash equivalents and total investments	$460,361	$357,466	(1)
Receivables	47,249	56,049
Prepaid expenses and other current assets	5,720	7,054
Inventory	18,884	18,190
Property, plant and equipment, net	112,539	123,595
Other assets	11,558	6,267	(1)

Total Assets	$656,311	$568,621

Unearned milestone revenue — current portion	$5,927	$11,450
Other current liabilities	36,093	50,610
Non-recourse RISPERDAL CONSTA secured 7% notes	160,324	156,851
Unearned milestone revenue — long-term portion	111,730	117,300
Deferred revenue — long-term portion	27,837	22,153
Other long-term liabilities	9,086	6,796
Total shareholders’ equity	305,314	203,461

Total Liabilities and Shareholders’ Equity	$656,311	$568,621

Note:

(1)	Long-term investments of $0.7 million that were classified as other assets in fiscal 2007, were reclassified to cash, cash equivalents and total investments to conform to the fiscal 2008 presentation.
This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, which the company intends to file by May 30, 2008.

Alkermes, Inc. and Subsidiaries
Quarterly Financial Data Fiscal Year 2008

	Three Months Ended				Year Ended
(Unaudited)	June 30,	September 30,	December 31,	March 31,	March 31,
(In thousands, except per share data)	2007	2007	2007	2008	2008

Revenues:
Manufacturing revenues	$31,517	$24,137	$14,275	$31,771	$101,700
Royalty revenues	6,982	7,348	7,384	7,743	29,457
Research and development revenue under collaborative arrangements	23,450	21,206	23,985	20,869	89,510
Net collaborative profit	6,989	5,909	5,127	2,025	20,050

Total Revenues	68,938	58,600	50,771	62,408	240,717

Expenses:
Cost of goods manufactured	10,145	9,218	7,499	13,815	40,677
Research and development	32,619	28,317	30,395	33,937	125,268
Selling, general and administrative	15,400	14,487	15,249	14,372	59,508
Impairment of long-lived assets	—	—	—	11,630	11,630
Restructuring	—	—	—	6,423	6,423

Total Expenses	58,164	52,022	53,143	80,177	243,506

Operating Income (Loss)	10,774	6,578	(2,372)	(17,769)	(2,789)

Other Income (Expense):
Gain on sale of investment in Reliant Pharmaceuticals, Inc.	—	—	174,631	—	174,631
Interest income	4,402	4,246	4,292	4,894	17,834
Interest expense	(4,073)	(4,077)	(4,088)	(4,132)	(16,370)
Other income (expense), net	26	1,151	(393)	(1,260)	(476)

Total Other Income (Expense)	355	1,320	174,442	(498)	175,619

Income (Loss) before Income Taxes	11,129	7,898	172,070	(18,267)	172,830

Income taxes	(2,382)	(200)	(3,189)	(80)	(5,851)

Net Income (Loss)	$8,747	$7,698	$168,881	$(18,347)	$166,979

Earnings (Loss) per common share:
Basic	$0.09	$0.08	$1.66	$(0.19)	$1.66

Diluted	$0.08	$0.07	$1.63	$(0.19)	$1.62

Weighted Average Number of Common Shares Outstanding:
Basic	101,324	101,595	101,703	97,919	100,742

Diluted	104,191	104,315	103,914	97,919	102,923

This quarterly financial data should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, which the company intends to file by May 30, 2008.

Alkermes, Inc. and Subsidiaries
VIVITROL® Selected Financial Information

	Three Months	Fiscal Year
	Ended	Ended
	March 31	March 31	Cumulative
(Unaudited, in thousands)	2008	2008	Collaboration

VIVITROL Income Statement
Alkermes’ expenses	$3,495	$17,588	$68,809
Cephalon’s net product losses	2,184	37,844	105,968

VIVITROL net losses	$5,679	$55,432	$174,777

Flow of funds
Alkermes paid Cephalon: net product losses up to the $124.6 million net loss cap (1)	$—	$(5,223)	$(73,347)
Cephalon paid Alkermes: Alkermes’ expenses in excess of the net loss cap through December 31, 2007	—	14,060	14,060
Cephalon paid Alkermes: Alkermes’ expenses in excess of its share of net product losses after December 31, 2007	713	713	713

Net flow of funds from (to) Cephalon (3)	$713	$9,550	$($58,574)

Net Collaborative Profit
Milestone revenue recognized to offset Alkermes’ non-shared expenses and expenses up to the net loss cap (1)	$—	$5,256	$144,493
Milestone revenue recognized with respect to the license (2)	1,312	5,244	10,331
Net flow of funds from (to) Cephalon (3)	713	9,550	(58,574)

Net collaborative profit	$2,025	$20,050	$96,250

Notes

(1)	Expenses incurred on behalf of the collaboration by Alkermes, Inc. (“Alkermes”) and net losses incurred on behalf of the collaboration by Cephalon, Inc. (“Cephalon”) contribute to the cumulative net product losses incurred on VIVITROL. Alkermes was responsible for the first $124.6 million of these cumulative net product losses (the “net loss cap”). Alkermes recognized milestone revenue to offset the net product losses incurred up to the net loss cap. The collaboration reached the net loss cap in April 2007, at which point the recognition of milestone revenue related to this accounting unit stopped. In addition, in prior periods, Alkermes recognized $19.9 million of milestone revenue to offset expenses it incurred for which it was solely responsible, related to the successful FDA approval of VIVITROL and the successful completion of the first VIVITROL manufacturing line. These $19.9 million of expenses did not contribute to the cumulative net product losses.

(2)	Milestone revenue related to the license commenced upon approval of VIVITROL, by the FDA, on April 13, 2006 and is being recognized on a straight line basis over 10 years, at the rate of approximately $1.3 million per quarter.

(3)	Alkermes was responsible for net losses up to the net loss cap and reimbursed Cephalon for their net losses during this period. Once the net loss cap was reached in April 2007, Cephalon reimbursed Alkermes for its VIVITROL expenses through December 31, 2007. Effective January 1, 2008, the two companies share any net profits or losses on the product.

Through March 31, 2008, Alkermes has recognized $157.0 million of milestone revenue out of the $274.6 million received from Cephalon. In addition to (1) and (2) above, this recognition includes $2.1 million of milestone revenue related to a 10% mark-up on manufacturing revenue, which is reported by Alkermes within manufacturing revenues in the consolidated statements of income and comprehensive income.